EXHIBIT 99.1
KORE Reports Fourth Quarter and Full Year 2024 Results
Delivering Growth in Connections, IoT Connectivity Revenue, Cash from Operations and Free Cash Flow

ATLANTA – April 30, 2025 – KORE Group Holdings, Inc. (NYSE: KORE) (“KORE” or the “Company”), the global pure-play Internet of Things (“IoT”) hyperscaler and provider of IoT Connectivity, Solutions, and Analytics, today reported financial and operational results for the quarter and full year ended December 31, 2024.

2024 Company Highlights

•Revenue was $286.1 million. IoT Connectivity revenue increased by $24.5 million, or 12% year over year

•Total Number of Connections1 increased 1.2 million to end the year at a total of 19.7 million

•KORE completed its restructuring plan that is delivering over $20 million in annual run-rate savings

•Cash provided by operating activities improved $16.3 million year over year and was $9.9 million

•Free Cash Flow improved $23.1 million year over year and was $1.6 million in the fourth quarter

“During 2024, we made significant changes to our operating model focusing on customer intimacy, operational excellence and profitable growth, which has led to significant financial improvement in the business. We rationalized our product portfolio, invested heavily in our Connectivity offering, improved free cash flow, and streamlined operating costs,” said Ron Totton, President and CEO of KORE.

“We are also pleased to have added 1,200,000 IoT Connections in 2024 which is the result of new customers, while growing our share of wallet with existing customers. I would like to thank everyone at KORE for embracing our new customer-centric philosophy as we position KORE for further growth,” continued Totton.

Fourth Quarter Consolidated Financial Results

•Revenue for the fourth quarter of 2024 was $73.3 million compared to $72.5 million for the fourth quarter of 2023, up $0.8 million, or 1.1%. This was due to growth of $1.1 million in IoT
1 See “Key Metrics” below for definitions.

KORE Group Holdings, Inc. Reports Fourth Quarter 2024 Earnings
Connectivity revenue to $56.5 million, partially offset by a decline of $0.3 million in IoT Solutions revenue to $16.8 million.

•Net loss for the fourth quarter of 2024 was $25.4 million, compared to $33.7 million for the fourth quarter of 2023, an improvement of $8.3 million or 24.6%. Adjusted EBITDA for the fourth quarter of 2024 was $14.0 million, compared to $13.8 million for the fourth quarter of 2023, an improvement of $0.2 million, or 1.1%.

•Cash provided by operating activities for the fourth quarter of 2024 was $2.8 million, up $13.8 million compared to the fourth quarter of 2023.

•Free cash flow for the fourth quarter of 2024 was $1.6 million, compared to ($15.5) million in the fourth quarter of 2023.

Full Year Consolidated Financial Results

•Revenue for the full year totaled $286.1 million, compared to $276.6 million one year ago, an increase of $9.5 million, or 3.4%. This increase was due to growth of $24.5 million in IoT Connectivity revenue to $226.9 million, partially offset by a decline of $15.0 million in IoT Solutions revenue to $59.2 million.

•Net Loss for the full year was $146.1 million, compared to $167.0 million one year ago, an improvement of $20.9 million, or 12.5%.

•Adjusted EBITDA for the full year was $53.1 million, compared to $55.6 million a year ago, a decline of $2.5 million, or 4.5%.

•Cash provided by operating activities was $9.9 million for the full year, an improvement of $16.3 million year over year.

•Free cash flow was $(3.5) million for the full year, an improvement of $23.1 million year over year.

The tables below summarize the Company’s revenue and specific key metrics.

KORE Group Holdings, Inc. Reports Fourth Quarter 2024 Earnings

	Three Months Ended December 31,
($ in thousands)	2024		2023
IoT Connectivity	$56.5	77%	$55.4	76%
IoT Solutions	$16.8	23%	$17.1	24%
Total Revenue	$73.3	100%	$72.5	100%

Total Number of Connections at Period End	19.7 million		18.5 million
Average Connections Count for the Period	19.6 million		18.7 million

	Twelve Months Ended December 31,
($ in thousands)	2024		2023
IoT Connectivity	$226.9	79%	$202.4	73%
IoT Solutions	$59.2	21%	$74.2	27%
Total Revenue	$286.1	100%	$276.6	100%

Total Number of Connections at Period End	19.7 million		18.5 million
Average Connections Count for the Period	18.7 million		17.3 million

Fourth Quarter 2024 Key Metrics and Business Successes

•KORE's Total Connections2 were approximately 19.7 million as of December 31, 2024, an increase of 0.9 million from the third quarter of 2024 and an increase of 1.2 million from the same period in 2023.

•KORE had several notable new business wins in the fourth quarter with closed-won TCV of $29.3 million, of which $9.4 million was related to Connectivity.

•DBNER3 was 95% for the twelve months ending December 31, 2024, compared to 96% for the twelve months ending December 31, 2023.

2025 Financial Outlook

For the twelve months ending December 31, 2025, the Company expects the following:

•Revenue in the range of $288 million to $298 million;

•Adjusted EBITDA in the range of $62 million to $67 million; and

•Free Cash Flow in the range of $10 million to $14 million.

Conference Call Details

KORE management will hold a conference call today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results, business highlights, and outlook. President and CEO Ron Totton and CFO Paul Holtz will host the call, followed by a question-and-answer session.
2 See “Key Metrics” below for definitions.
3 See “Key Metrics” below for definitions.

KORE Group Holdings, Inc. Reports Fourth Quarter 2024 Earnings

Webcast: link
U.S. dial-in: (877) 407-3039
International dial-in: (215) 268-9922
Conference ID: 13752519

The conference call and a supplemental slide presentation to accompany management’s prepared remarks will be available via the webcast link and for download via the investor relations section of the Company’s website, ir.korewireless.com.

For the conference call, please dial in 5-10 minutes prior to the start time, and an operator will register your name and organization, or you may register here. If you have difficulty with the conference call, please contact KORE investor relations at (678) 392-2386. A replay of the conference call will be available approximately three hours after the conference call ends. It will remain on the investor relations section of the Company’s website for 90 days. An audio replay of the conference call may be accessed by calling (877)-660-6853 or (201)-612-7415 using access code 13752519.

About KORE

KORE is a pioneer, leader, and trusted advisor delivering mission-critical IoT solutions and services. We empower organizations of all sizes to improve operational and business results by simplifying the complexity of IoT. Our deep IoT knowledge and experience, global reach, purpose-built solutions, and deployment agility accelerate and materially impact our customers’ business outcomes. For more information, visit www.korewireless.com.

Non-GAAP Financial Measures

In addition to our results as determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net income (loss) before other non-operating expenses or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for unusual and other significant items that management views as distorting the operating results from period to period. Such adjustments may include stock-based compensation, integration and acquisition-related charges, tangible and intangible asset impairment charges, certain contingent liability reversals, transformation, and foreign currency transaction gains and losses. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by nor presented in accordance with GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company's financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures

KORE Group Holdings, Inc. Reports Fourth Quarter 2024 Earnings
computed by other companies because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

Free Cash Flow is a non-GAAP measure defined as net cash used in operating activities - continuing operations, reduced by capital expenditures (consisting of purchases of property and equipment), purchases of intangible assets and capitalization of internal use software. We believe Free Cash Flow is an important liquidity measure of the cash that is available for operational expenses, investments in our business, strategic acquisitions, and for certain other activities such as repaying debt obligations and stock repurchases. Free Cash Flow is a key financial indicator used by management. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. The use of Free Cash Flow as an analytical tool has limitations because it does not represent the residual cash flow available for discretionary expenditures. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

We have not provided the forward-looking GAAP equivalents for the forward-looking non-GAAP financial measures Adjusted EBITDA and Free Cash Flow or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items including but not limited to stock-based compensation expense, foreign currency loss or gain and acquisition and integration-related expenses. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.

Key Operational Metrics

KORE reviews a number of operational metrics to measure our performance, identify trends affecting our business, prepare financial projections, and make strategic decisions. The calculation of the key operational metrics discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.

Number of Customer Connections

Our “Total Number of Connections” with respect to any financial period constitutes the total of all our IoT Connectivity services connections for such period, which includes the contribution of eSIMs but excludes certain connections where mobile carriers license our subscription management platform from us. The “Average Connections Count” with respect to any financial period is the simple average of the total connections for such period.

These metrics are the principal measures used by management to assess the growth of the business on a periodic basis, on a SIM and/or device-based perspective. We believe that investors also use these metrics for similar purposes.

Dollar-Based Net Expansion Rate (DBNER)

KORE Group Holdings, Inc. Reports Fourth Quarter 2024 Earnings

Dollar-Based Net Expansion Rate (DBNER) tracks the combined effect of cross-sales of IoT Solutions to KORE’s existing customers, its customer retention and the growth of its existing business. KORE calculates DBNER by dividing the revenue for a given period (“given period”) from existing go-forward customers by the revenue from the same customers for the same period measured one year prior (“base period”).

The revenue included in the current period excludes revenue from (i) customers that are “non-go-forward” customers, meaning customers that have either communicated to KORE before the last day of the current period their intention not to provide future business to KORE or customers that KORE has determined are transitioning away from KORE based on a sustained multi-year time period of declines in revenue and (ii) new customers that started generating revenue after the end of the base period. For the purposes of calculating DBNER, if KORE acquires a company during the given period or the base period, then the revenue of a customer before the acquisition but during either the given period or the base period is included in the calculation. For example, to calculate our DBNER for the trailing 12 months ended December 31, 2024, we divide (i) revenue, for the trailing 12 months ended December 31, 2024, from go-forward customers that started generating revenue on or before December 31, 2023, by (ii) revenue, for the trailing 12 months ended December 31, 2023, from the same cohort of customers.

It is often difficult to ascertain which customers should be deemed not to be go-forward customers for purposes of calculating DBNER. Customers are not required to give notice of their intention to transition off of the KORE platform, and a customer’s exit from the KORE platform can take months or longer, and total connections of any particular customer can at any time increase or decrease for any number of reasons, including pricing, customer satisfaction or product fit—accordingly, a decrease in total connections may not indicate that a customer is intending to exit the KORE platform, particularly if that decrease is not sustained over a period of several quarters. DBNER would be lower if it were calculated using revenue from non-go-forward customers.

DBNER is used by management as a measure of growth of KORE’s existing customers (i.e., “same store” growth) and as a measure of customer retention, from a revenue perspective. It is not intended to capture the effect of either new customer wins or the declines from non-go-forward customers on KORE’s total revenue growth. This is because DBNER excludes new customers who started generating revenue after the base period and also excludes any customers who are non-go-forward customers on the last day of the current period. Revenue increases from new customer wins, and a decline in revenue from non-go-forward customers are also important factors in assessing KORE’s revenue growth, but these factors are independent of DBNER.

Total Contract Value (TCV)

Total Contract Value (TCV) represents KORE’s estimated value of a revenue opportunity. TCV for an IoT Connectivity opportunity is calculated by multiplying by forty the estimated revenue expected to be generated during the twelfth month of production. TCV for an IoT Solutions opportunity is either the actual total expected revenue opportunity, or if it is a longer-term “programmatically recurring revenue” program, calculated for the first 36 months of the delivery period.

Average Revenue Per User (ARPU)

Average Revenue Per User (ARPU) is used by management as a measure to assess the revenue generated per connection per month. It is calculated by dividing the total IoT Connectivity Revenue during the period by the total number of connections during that same period. We believe that ARPU

KORE Group Holdings, Inc. Reports Fourth Quarter 2024 Earnings
is an important metric for both management and investors to help in understanding the financial performance and effectiveness of the company’s monetization per connection. ARPU is calculated on a three-month (current quarter) basis only, as longer periods are not meaningful.

Cautionary Note on Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “guidance,” “project,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding expected financial and other risks, statements regarding future operational performance and efficiency, statements regarding the expected cost savings, revenue growth and profitability from the Company’s restructuring plan, 2024 guidance, estimates and forecasts of revenue, Adjusted EBITDA and other financial and performance metrics, projections regarding recent customer engagements, projections of market opportunity and conditions, and the Total Contract Value (TCV) of signed contracts and potential revenue opportunities in KORE’s sales funnel. These statements are based on various assumptions and on the current expectations of KORE’s management. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor or other person as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of KORE. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; risks related to the rollout of KORE’s business and the timing of expected business milestones; risks relating to the integration of KORE’s acquired companies, including the acquisition of Twilio’s IoT business, changes in the assumptions underlying KORE’s expectations regarding its future business; our ability to negotiate and sign a definitive contract with a customer in our sales funnel; our ability to realize some or all of the TCV of customer contracts as revenue, including any contractual options available to customers or contractual periods that are subject to termination for convenience provisions; the effects of competition on KORE’s future business; and the outcome of judicial proceedings to which KORE is, or may become a party. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that KORE presently does not know or that KORE currently believes are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect KORE’s expectations, plans or forecasts of future events and views as of the date of this press release. KORE anticipates that subsequent events and developments will cause these assessments to change. However, while KORE may elect to update these forward-looking statements at some point in the future, KORE specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing KORE's assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

KORE Group Holdings, Inc. Reports Fourth Quarter 2024 Earnings
KORE Investor Contact:
Vik Vijayvergiya
Vice President, IR, Corporate Development and Strategy
vvijayvergiya@korewireless.com
(770) 280-0324

KORE Group Holdings, Inc. Reports Fourth Quarter 2024 Earnings
KORE GROUP HOLDINGS, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
UNAUDITED

	Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Net loss	$(25,448)	$(33,692)	$(146,076)	$(167,042)
Income tax benefit	(3,451)	(201)	(5,937)	(4,158)
Interest expense, net	13,047	11,463	51,396	42,680
Depreciation and amortization	13,975	15,269	56,218	58,363
EBITDA	(1,877)	(7,161)	(44,399)	(70,157)
Goodwill impairment loss	(3)	2	65,861	78,257
Loss on debt extinguishment	—	2,584	—	2,584
Change in fair value of warrant liability	2,309	6,450	(4,040)	6,436
Transformation expenses	—	1,190	—	6,624
Acquisition costs	—	—	—	1,776
Integration-related restructuring costs	4,897	8,199	19,159	16,532
Stock-based compensation	1,279	2,241	8,481	11,251
Foreign currency (gain) loss	4,008	(1,200)	5,207	(182)
Other (1)	3,363	1,519	2,869	2,429
Adjusted EBITDA	$13,976	$13,824	$53,138	$55,550

(1) “Other” adjustments are comprised of adjustments for certain indirect or non-income based taxes.

KORE Group Holdings, Inc. Reports Fourth Quarter 2024 Earnings
KORE GROUP HOLDINGS, INC.
RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW
(UNAUDITED)

	Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$2,840	$(10,912)	$9,906	$(6,419)
Purchases of property and equipment	(863)	(1,023)	(2,807)	(4,433)
Additions to intangible assets	(415)	(3,611)	(10,648)	(15,797)
Free cash flow	$1,562	$(15,546)	$(3,549)	$(26,649)